Exhibit 99.1
PepsiCo Reaffirms Confidence in Business Outlook
Purchase, N.Y., November 14, 2007 – PepsiCo today reaffirmed its confidence in the company’s business outlook. The company stated it expects 2007 reported earnings per share of at least $3.39 and core earnings per share of at least $3.35 – unchanged from the company’s previous guidance.

2007 Guidance:

Estimated reported EPS	At least $3.39
Impact of third quarter tax settlement	($0.07)
Impact of fourth quarter restructuring actions	$0.03
Estimated Core EPS*	At least $3.35

*	Amount unchanged from the company’s previous guidance
The company also reaffirmed its full-year 2007 cash flow guidance of at least $7 billion in cash from operating activities, approximately $2.6 billion in capital spending and $4.3 billion in share repurchases.
Cautionary Statement
This material contains certain forward-looking statements based on our current expectations and projections about future events. Our actual results could differ materially from those anticipated in any forward-looking statements, but we undertake no obligation to update any such statements. Please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.
Miscellaneous Disclosures
Estimated Core EPS is not a measure defined by generally accepted accounting principles (GAAP). However, we believe investors should consider this measure as it is consistent with how management evaluates the company’s operational results and trends.
About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The company employs approximately 168,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.